As filed with the Securities and Exchange Commission on March 28, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLOT LTD.
(Exact name of registrant as specified in its charter)

Israel	Not Applicable

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

Allot Ltd.
22 Hanagar Street
Neve Ne’eman Industrial Zone B
Hod-Hasharon 4051317, Israel
 (Address of Principal Executive Offices) (Zip Code)

 2016 Incentive Compensation Plan
(formerly 2006 Incentive Compensation Plan)
(Full Title of the Plan)

Allot Communications Inc.
1500 District Avenue
Burlington, MA 01803
(Name and address of agent for service)

Tel: (781) 939-9300
 (Telephone number, including area code, of agent for service)

Copies to:
Colin J. Diamond, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200 Fax: (212) 354-8113	Rael Kolevsohn, Adv. VP Legal Affairs & General Counsel Allot Ltd. 22 Hanagar Street Hod-Hasharon 4501317, Israel Tel/Fax: +972 (9) 762-8419	Aaron M. Lampert, Adv. Goldfarb Gross Seligman & Co. 98 Yigal Alon Street Tel Aviv 67891, Israel Tel: +972 (3) 608-9999 Fax: +972 (3) 608-9855

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed to register an additional 1,000,000 Ordinary Shares, par value New Israeli Shekel (“NIS”) 0.10 per share (“Ordinary Shares”) of Allot Ltd. (the “Company”) issuable pursuant to the 2016 Plan representing an automatic increase effective as of January 1, 2023.

In accordance with General Instruction E of Form S-8, the contents of the Company’s Registration Statement on Form S-8 (File No. 333-140701), filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2007, as supplemented, amended or superseded by the Company’s Registration Statements on Form S-8 (File Nos. 333-149237, 333-159306, 333-165144, 333-172492, 333-180770, 333-187406, 333-194833, 333-203028, 333-210420, 333-216893, 333-223838, 333-230391, 333-237405, 333-254298 and 333-263767) filed with the Commission on February 14, 2008, May 18, 2009, March 2, 2010, February 28, 2011, April 17, 2012, March 21, 2013, March 27, 2014, March 26, 2015, March 28, 2016, March 23, 2017, March 22, 2018, March 19, 2019, March 26, 2020, March 15, 2021 and March 22, 2022 respectively, are incorporated herein by reference and the information required by Part II is omitted, except as supplemented by the information set forth below. References to “we”, “our,” “us” or the “Company” below refer to Allot Ltd. and its consolidated subsidiaries.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)
Our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 28, 2023.

(b)	Our Reports of Foreign Private Issuer on Form 6-K (Commission File No. 001-33129) furnished to the Commission on May 12, 2022 and November 17, 2022.

(c)
The description of our Ordinary Shares under “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A (File No. 001-33129), filed with the Commission on November 3, 2006, including any subsequent amendment or any report filed for purposes of updating such description.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission that are identified in such forms as being incorporated into this Registration Statement, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereunder have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Under the Companies Law, a company may not exculpate an office holder (broadly speaking, directors and certain senior officers) from liability for a breach of the duty of loyalty. However, a company may provide certain indemnification rights as detailed below and obtain insurance for an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval. Our articles of association, in accordance with Israeli law, allow us to exculpate an office holder, in advance, from liability to us, in whole or in part, for damages caused to us as a result of a breach of duty of care. We may not exculpate a director for liability arising out of a prohibited dividend or distribution to shareholders or prohibited purchase of its securities.

In accordance with Israeli law, our articles of association allow us to indemnify an office holder in respect of certain liabilities either in advance of an event or following an event. Under Israeli law, an undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the board of directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking must detail the above mentioned events and amount or criteria. Our articles of association allow us to undertake in advance to indemnify an office holder for, among other costs, reasonable litigation expenses, including attorneys’ fees, and certain financial liabilities and obligations, subject to certain restrictions pursuant to the Companies Law.

In accordance with Israeli law, our articles of association allow us to insure an office holder against certain liabilities incurred for acts performed as an office holder, including certain breaches of duty of loyalty to the company, a breach of duty of care to the company or to another person and certain financial liabilities and obligations imposed on the office holder.

We may not indemnify or insure an office holder against any of the following:

•	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, civil fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by our compensation committee and our board of directors and, in respect of our directors, the chief executive officer, and any employee or service provider who is considered a controlling shareholder, by our shareholders, provided that changes to existing arrangements may be approved by the audit committee if it concludes that such changes are immaterial.

There are no claims for directors’ and officers’ liability insurance which have been filed in 2022 under our policies and we are not aware of any pending or threatened litigation or proceeding involving any of our directors or officers in which indemnification is sought.

We have received all necessary approvals for exculpation, indemnification and insurance of our office holders, and we have entered into agreements with each of our directors and with certain of our officers exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and the insurance is subject to our discretion depending on its availability, effectiveness and cost. The current maximum amount set forth in such agreements is the greater of (1) with respect to indemnification in connection with a public offering of our securities, the gross proceeds raised by us and/or any selling shareholder in such public offering, and (2) with respect to all permitted indemnification, including a public offering of our securities, an amount equal to 50% of the our shareholders’ equity on a consolidated basis, based on our most recent financial statements made publicly available before the date on which the indemnity payment is made.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 8.  Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hod-Hasharon, Israel on March 28, 2023.

Allot Ltd.

By: /s/ Erez Antebi
Name: Erez Antebi
Title: Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of Allot Ltd., a company organized under the laws of the State of Israel, do hereby constitute and appoint Erez Antebi and Ziv Leitman, and each of them severally, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with such registration statements or amendments or supplements thereof and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

[Signature Page to Follow]

Signature	Title of Capacities	Date

/s/ Erez Antebi Erez Antebi	Chief Executive Officer and President (Principal Executive Officer)	March 28, 2023
/s/ Ziv Leitman Ziv Leitman	Chief Financial Officer (Principal Financial Officer)	March 28, 2023
/s/ Yigal Jacoby Yigal Jacoby	Chairman of the Board of Directors	March 28, 2023
/s/ Manuel Echanove Manuel Echanove	Director	March 28, 2023
/s/ Itzhak Danziger Itzhak Danziger	Director	March 28, 2023
/s/ Efrat Makov Efrat Makov	Director	March 28, 2023
/s/ Steven D. Levy Steven D. Levy	Director	March 28, 2023
/s/ Cynthia Paul Cynthia Paul	Director	March 28, 2023
/s/ Raffi Kesten Raffi Keste	Director	March 28, 2023
/s/ Nadav Zohar Nadav Zohar	Director	March 28, 2023

AUTHORIZED REPRESENTATIVE IN
THE UNITED STATES:

Allot Communications Inc.

By: /s/ Erez Antebi
       Name: Erez Antebi
       Title: Director, Allot Communications Inc.

Date: March 28, 2023

[Signatures to Power of Attorney to Allot Form S-8 Registration Statement]

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Allot Ltd. 2016 Incentive Compensation Plan (1)
4.2	Articles of Association of the Company (2)
4.3	Specimen ordinary share certificate of the Company (3)
5	Opinion of Goldfarb Gross Seligman & Co. as to the legality of Allot Ltd.’s Ordinary Shares being registered*
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global*
23.2	Consent of Goldfarb Gross Seligman & Co., Israeli counsel to the Company (included in Exhibit 5)
24	Power of Attorney (included on the signature page of this Registration Statement)
107	Filing Fee Table*

(1)	Previously filed with the Commission on March 22, 2018 as Exhibit 4.2 to the Company’s Form 20-F for the year ended December 31, 2017 (File No. 001-33129) and incorporated by reference herein.
(2)	Previously included in Exhibit 99.3 to the report of foreign private issuer on Form 6-K furnished to the Commission on November 1, 2018 and incorporated by reference herein.
(3)	Previously filed with the Commission on October 31, 2006 as Exhibit 4.1 to the Company’s F-1 Registration Statement (File No. 333-138313) and incorporated by reference herein.
*	Filed herewith